Exhibit 10.50

REVOLVING LOAN AGREEMENT

THIS REVOLVING LOAN AGREEMENT ("Agreement") is made as of this 5th day of October, 2001, by and between FRESH CHOICE, INC., a Delaware corporation ("Borrower"), and MID–PENINSULA BANK, a California Banking Corporation ("Lender").

                1.             DEFINITIONS OF TERMS USED IN THIS AGREEMENT.

                                1.1           Advance.  A disbursement under the Loan to Borrower pursuant to the terms hereof.

                                1.2           Borrower's Interest Rate.  The rate of interest to be paid to Lender in respect to the Loan as set forth in the Note.

                                1.3           Debt.  All of Borrower's liabilities, determined in accordance with generally accepted accounting principles consistently applied as reported on its most recent balance sheet, exclusive of Subordinated Debt.

                                1.4           Default Interest.  That rate of interest specified in the Note which shall be in effect in the event of default hereunder or under the Note.

                                1.5           Environmental Indemnity.  The unsecured environmental indemnity agreement executed in favor of Lender of even date herewith.

                                1.6           Governmental Authority.  The authority of the United States, the State of California, any political subdivision thereof, any city and any governmental or quasi-governmental agency, department, commission, board, bureau or instrumentality of any of them, or any court, administrative tribunal, or public utility.

                                1.7           Governmental Requirements.  Any present or future law, ordinance, order, rule or regulation of a Governmental Authority applicable to Borrower or its business operations.

                                1.8           Loan.  The amount evidenced by the Note, i.e., presently in the maximum amount of Two Million and No/100ths Dollars ($2,000,000.00).

                                1.9           Loan Documents.  The Note, Pledge Agreement, this Agreement and any and all other documents evidencing or securing the Loan.

                                1.10         Loan Fee.  The loan fee to be paid to Lender in consideration for Lender agreeing to make the Loan and entering into this Agreement, which fee shall not be subject to reduction or be refundable under any circumstances, and which fee is the sum of Eight Thousand Five Hundred and No/100ths Dollars ($8,500.00), payable upon Recordation.

                                1.11         Maturity Date.  The date upon which the indebtedness evidenced by the Note shall be due and payable in full, being the date of October 5, 2002.

                                1.12         Note.  The Promissory Note of even date herewith executed by Borrower as maker and payable to Lender or order, in the principal amount of the Loan, as the same may be renewed, replaced, extended or modified, evidencing Advances of a revolving nature which will be made, repaid and remade from time to time.

                                1.13         Permitted Indebtedness.  The words “Permitted Indebtedness” mean: (a) trade debt incurred in the ordinary course of business; (b) indebtedness to Lender in connection with this Agreement; (c) indebtedness existing on the closing date and disclosed to Lender; (d) indebtedness that is subordinated to Lender pursuant to an agreement in form and substance acceptable to Lender; (e) indebtedness secured by Permitted Liens; (f) any extensions, renewal or refinancing of indebtedness permitted under this Agreement; (g) accrued dividends on the preferred stock of Borrower; (h) interest rate and currency hedging agreements; (i) guarantees of any subsidiary’s trade debt incurred in the ordinary course of such subsidiary’s business; (j) guaranties of lease obligations incurred in the ordinary course of business; and (k) indebtedness consisting of deferred revenues in accordance with generally acceptable accounting principals consistently applied.

                                1.14         Permitted Investments.  The words “Permitted Investments” mean: (a) investments existing on the date hereof and which are disclosed in writing by Borrower to Lender; (b) investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its subsidiaries pursuant to employee stock purchase plan agreements approved by Borrower’s Board of Directors; (c) investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of Borrower’s business; (d) investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not affiliates, in the ordinary course of business, provided that this paragraph shall not apply to investments of Borrower in any subsidiary; (e) other investments aggregating not in excess of $1,000,000 in any given year; and (f) marketable direct obligations issued or unconditionally guarantied by the United States or its agency or any State maturing within one year from its purchase; (ii) commercial paper maturing no more than one year after its creation and having the highest rating from a national rating agency; and (iii) certificates of deposit maturing no more than one year after issue.

                                1.15         Permitted Liens.  The words “Permitted Liens” mean: (a) liens and security interests securing indebtedness owed by Borrower to Lender; (b) involuntary liens which, individually or in the aggregate, would not have a material adverse effect on the value of Lender’s security interests in any collateral granted by Borrower to Lender; (c) liens for taxes or other governmental or regulatory assessments which are not delinquent, or which are contested in good faith; (d) liens on any property held or acquired by Borrower: (i) securing indebtedness incurred or assumed for the purpose of financing all or any part of the cost of acquiring such property or (ii) existing on such property when acquired; provided, that, with respect to (i) above, any such lien attaches solely to the property acquired with such indebtedness and the proceeds thereof, and that the principal amount of such indebtedness does not exceed one hundred percent (100%) of the cost of such property (which cost shall include shipping, tax and installation charges financed by the Person holding the lien); and further provided, that with respect to (ii) above, any such Lien is confined to the equipment and proceeds of the equipment; (e) bankers’ liens, rights of setoff and similar liens incurred on deposits made in the ordinary course of business; (f) materialmen’s, mechanics’, repairmen’s, employees’, landlords’ or other like liens arising in the ordinary course of business and which are not delinquent for more than 45 days or are being contested in good faith by appropriate proceedings; (g) any judgment, attachment or similar lien, unless the judgment it secures has not been discharged or execution thereof effectively stayed and bonded against pending appeal within 30 days of the entry thereof; (h) liens which have been approved by Lender in writing, (i) liens incurred or deposits made in the ordinary course of Borrower’s business; (j) easements, reservations, rights-of-way, minor defects or irregularities in title and other similar charges or encumbrances affecting real property and not interfering in any material respect with the ordinary conduct of Borrower’s business; (k) liens, deposits or pledges to secure the performance of bids, tenders, contracts (other than contracts for the payment of money), public or statutory obligations, surety, stay, appeal, indemnity, performance or other similar bonds or other similar obligations arising in the ordinary course of business; (l) liens on insurance proceeds in favor of insurance companies granted solely as security for financed premiums; (m) liens that are not prior to Lender’s security interests that constitute customary rights of offset; (n) liens against any equity interest in any subsidiary of Borrower in favor of a person or persons providing debt financing to such subsidiary; (o) liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by liens of the type described above; and (p) liens that are subordinated to Lender pursuant to a security agreement reasonably satisfactory to Lender.

                                1.16         Tangible Net Worth.  The words "Tangible Net Worth" mean Borrower's Total Shareholders’ Equity, less all intangible assets (i.e. goodwill, trademarks, patents, copyrights, organizational expenses, and similar intangible items, but including leaseholds and leasehold improvements) plus Subordinated Debt.

                                1.17         Subordinated Debt.  The words “Subordinated Debt” mean indebtedness and other liabilities of Borrower, which have been subordinated by written agreement to indebtedness owed by Borrower pursuant to a subordination agreement in form and substance acceptable to Lender.

                                1.18         Total Capital Expenditures.  The words “Total Capital Expenditures” mean an amount equal to Borrower’s capital expenditures as disclosed by Borrower in its Consolidated Statements of Cash Flows schedule to its financial statements as approved by Lender pursuant to Paragraph 4.1 hereof.

                                1.19         Total Shareholders’ Equity.  The words “Total Shareholders’ Equity” mean the total shareholders’ equity as set forth in Borrower’s financial statements as approved by Lender pursuant to Paragraph 4.1 hereof.

                2.             LOAN.

Loan.  Borrower has requested and Lender has agreed to provide to Borrower a revolving line of credit in the maximum amount of Two Million and No/100ths Dollars ($2,000,000.00).  From time to time during the term of the Loan, at such times as no Event of Default exists, Lender shall make Advances to Borrower for any business purpose, in the form of deposits to Borrower's account or such other account as selected by Borrower, but, subject to Paragraph 2.5 below, in no event shall the sum of all Advances outstanding at any time exceed Two Million and No/100ths Dollars ($2,000,000.00). A further condition precedent to Lender's obligation to make Advances shall be that Borrower shall have paid to Lender all fees, charges, and other expenses which are then due and payable as specified in this Agreement or any other Loan Document.

                                2.1           Deleted Intentionally.

                                2.2           Advances.  The date and amount of each Advance made by Lender and of each repayment of principal thereon received by Lender shall be recorded by Lender in its records.  The aggregate unpaid principal amount so recorded by Lender shall constitute prima facie evidence of the principal amount owing and unpaid on the Note, provided, however, that the failure by Lender to properly record any such amount shall not limit or otherwise affect the obligations of the Borrower under this Agreement or the Note to repay the principal amount of the Loan together with all interest accrued or accruing thereon.

                                2.3           Written and Telephone Notice Authorizations.  Unless and until Borrower delivers to Lender written notice to the contrary, Borrower shall request Advances either in writing or by facsimile (510-351-8828) or by telephone (510-346-7338).  If requested by Lender, within three (3) days after a telephonic or facsimile authorization, Borrower shall deliver to Lender a written confirmation of such telephonic authorization.  Borrower understands that it shall be fully responsible for any and all Advances outstanding under the Note which are made in reliance on telephone calls, and that Borrower's failure to send a written confirmation will not negate the previous telephonic request.

                                2.4           Loan.  Lender and Borrower agree that Lender shall make the Loan to Borrower and Borrower shall accept the Loan upon the terms, conditions, covenants, representations and warranties contained herein.  All Advances disbursed hereunder shall be evidenced by the Note and all Advances shall bear interest from the date of the Advance until paid at the rate of Borrower's Interest or Default Interest, if applicable.  Borrower shall be deemed to have reaffirmed each and every representation and warranty contained herein as of the date each Advance is made.

                                2.5           Letters of Credit.  On March 15, 2001, at Borrower’s request, Lender issued an irrevocable letter of credit in the amount of $650,000.00 in favor of United States Fire Insurance Company (the “$650,000.00 Letter of Credit”). During the term of the Loan, Lender may issue additional letters of credit at the request of Borrower on terms satisfactory to Lender (the $650,000.00 Letter of Credit and such other letters of credit are hereinafter collectively referred to as the “Letters of Credit”).  Borrower understands and agrees that at no time shall the outstanding balance of Advances under the Loan exceed an amount equal to $2,000,000.00 less the sum of the amounts of all Letters of Credit which are outstanding from time to time during the Loan, and Lender shall have no obligation to make an Advance if, by doing so, the outstanding balance of Advances would exceed the amount so determined.

Example No. 1.  On the date hereof, the $650,000.00 Letter of Credit is outstanding.  Therefore, the maximum amount available for Advances as of the date hereof is $1,350,000.00.

Example No. 2.  The $650,000.00 Letter of Credit is cancelled. The maximum amount available for Advances is increased to $2,000,000.00.

Example No. 3.    No Letters of Credit are outstanding and outstanding Advances total $1,000,000.00.  Borrower requests a new Letter of Credit in the amount of $600,000.00 and Lender issues such Letter of Credit. The amount available for new Advances is $400,000.00.

Example No. 4.    The outstanding amount of Letters of Credit total $800,000.00 and outstanding Advances total $700,000.00.  Borrower requests a new Letter of Credit in the amount of $600,000.00.  Lender will not grant the new Letter of Credit because it exceeds the amount available for new Advances ($600,000.00).

                3.             REPRESENTATIONS AND WARRANTIES OF BORROWER.  Borrower represents and warrants, as of the date hereof and the date of each Advance, that:

                                3.1           Financial Statements.  The financial statements heretofore delivered to Lender are true and correct in all respects, fairly present the respective financial conditions of the subjects thereof as of their respective dates; no materially adverse change has occurred in the financial conditions reflected therein since their respective dates and no additional borrowings have been made by Borrower since the date thereof other than the borrowing contemplated hereby or approved by Lender.

                                3.2           Litigation.  There are no actions, suits or proceedings pending or, to the knowledge of Borrower, threatened against or affecting it, or any of its property, at law or in equity, or before or by any Governmental Authority that individually or in the aggregate could, reasonably be construed to have a material adverse effect on Borrower.

                                3.3           No Breach.  The consummation of the transaction hereby contemplated and performance of this Agreement and the Note will not result in any breach of, or constitute a default under any mortgage, deed of trust, lease, bank loan or security agreement, corporate charter, by laws or other instrument to which the Borrower is a party or by which it is bound, which breach or default could, reasonably be construed to have a material adverse effect on Borrower.

                                3.4           No Default.  There is no Event of Default on the part of Borrower under this Agreement or the Note and no event has occurred which with notice or the passage of time or either would constitute an Event of Default under any term or provision thereof.

                                3.5           Accuracy.  All documents, reports, instruments, papers, information and forms of evidence delivered to Lender by Borrower with respect to the Loan are accurate and correct, are complete insofar as completeness may be necessary to give Lender true and accurate knowledge of the subject matter thereof, and do not contain any misrepresentations or omissions.  Lender may rely on such documents, reports, instruments, papers, information and forms of evidence without investigation or inquiry; it being understood that any forecasts or projections provided to Lender are not predictions of future events or assurances or guaranties that any event will necessarily occur.

                                3.6           No Liens.  Except for Permitted Liens, Borrower has not granted a security interest in any of its properties.

                                3.7           Organization.  Borrower is a corporation which is duly organized, validly existing and in good standing under the laws of California and is validly existing and in good standing in all states in which Borrower is doing business.  Borrower has the full power and authority to own its properties and to transact the businesses in which it is presently engaged or presently proposes to engage.

                                3.8           Authorization.  The execution, delivery and performance of this Agreement and the Note have been duly authorized by all necessary action by Borrower, do not require the consent or approval of any other person, regulatory authority or governmental body and do not conflict with, result in a violation of any law, governmental regulation, court decree or order applicable to Borrower the violation of which could, reasonably be construed to have a material adverse effect on Borrower.

                                3.9           Taxes.  To the best of Borrower's knowledge, all tax returns and reports of Borrower that are or were required to be filed, have been filed, and all taxes, assessments and other governmental charges have been paid in full, except those presently being or to be contested by Borrower in good faith in the ordinary course of business and for which adequate reserves have been provided.

                                3.10         Binding Effect.  This Agreement, the Note, the Pledge Agreement and any and all other documents securing or evidencing the Loan are binding upon Borrower as well as upon Borrower's successors, representatives and assigns, and are legally enforceable in accordance with their respective terms.

                                3.11         Employee Benefit Plans.  Each employee benefit plan as to which Borrower may have any liability complies in all material respects with all applicable requirements of law and regulations, and (a) no Reportable Event or Prohibited Transaction (as defined in ERISA) has occurred with respect to any such plan, (b) Borrower has not withdrawn from any such plan or initiated steps to do so, (c) no steps have been taken to terminate any such plan, and (d) there are no unfunded liabilities other than those previously disclosed to Lender in writing.

                                3.12         Survival of Representations and Warranties.  Borrower understands and agrees that Lender, without independent investigation, is relying upon the above representations and warranties in extending Loans to Borrower. Borrower further agrees that the foregoing representations and warranties shall be continuing in nature and shall remain in full force and effect until such time as Borrower's indebtedness shall be paid in full, or until this Agreement shall be terminated in the manner provided above, whichever is the later to occur.

                                3.13         Insurance.  Maintain or cause to be maintained, public liability insurance, and such other insurance as Lender may reasonably require in this Agreement and in the Pledge Agreement of even date herewith of Borrower in favor of Lender with respect to the Collateral described in the Pledge Agreement, in form, amounts, coverages and with insurance companies as are reasonably and customary for businesses such as Borrower’s.  Borrower upon request of Lender, will deliver to Lender from time to time the policies or certificates of insurance in form satisfactory to Lender, including stipulations that coverages will not be canceled or diminished without at least thirty (30) days' prior written notice to Lender.  Each insurance policy also shall include an endorsement providing that coverage in favor of Lender will not be impaired in any way by any act, omission or default of Borrower or any other person.  In connection with all policies covering the Collateral, Borrower will provide Lender with such loss payable or other endorsements as Lender may require.

                                3.14         Insurance Reports.  Furnish to Lender, upon request of Lender, reports on each existing insurance policy showing such information as Lender may reasonably request, including without limitation the following: (a) the name of the insurer; (b) the risks insured; (c) the amount of the policy; (d) the properties insured; (e) the then current property values on the basis of which insurance has been obtained, and the manner of determining those values; and (f) the expiration date of the policy.

                                3.15         Compliance Certificate.    Unless waived in writing by Lender, provide Lender at least quarterly (within fifty (50) days after the end of each quarter) and at the time of each disbursement of Loan proceeds, if requested by Lender at such disbursement, with a certificate executed by Borrower's chief financial officer, or other officer or person acceptable to Lender, certifying that no Event of Default or other event which with notice or the passage of time or either would constitute an Event of Default exists under this Agreement.

                4.             BORROWER'S COVENANTS.  Borrower covenants and agrees until the full and final payment of the Loan, unless Lender waives compliance in writing, that it will:

                                4.1           Financial Information.  Furnish Lender with, as soon as available, but in no event later than one hundred (100) days after the end of each fiscal year, Borrower's balance sheet and income statement for the year ended, audited by a certified public accountant satisfactory to Lender, and containing an unqualified opinion of the accountant and, as soon as available, but in no event later than fifty (50) days after the end of each fiscal quarter, Borrower's balance sheet and profit and loss statement for the period ended, prepared and certified as correct to the best knowledge and belief by Borrower's chief financial officer or other officer or person acceptable to Lender.  All financial reports required to be provided under this Agreement shall be prepared in accordance with generally accepted accounting principles, applied on a consistent basis, and certified by Borrower as being true and correct.  In addition, Borrower agrees to provide Lender with copies of all filings submitted to the Securities and Exchange Commission within twenty (20) days of filing.

                                4.2           Financial Records.    Maintain its books and records in accordance with generally accepted accounting principles, applied on a consistent basis, and permit Lender to examine and audit Borrower's books and records at all reasonable times upon advance written notice; provided however, such examinations and audits shall not unreasonably interfere with Borrower's operations, shall be at Lender’s sole expense, and shall occur no more frequently than twice per year, unless an Event of Default has occurred and is continuing.

                                4.3           Taxes.  Pay and discharge when due all assessments, taxes, governmental charges, and related levies and liens, of every kind and nature, imposed upon Borrower or its properties, income, or profits, prior to the date on which penalties would attach, and all lawful claims that, if unpaid, might become a lien, other than a Permitted Lien, upon any of Borrower's properties, income, or profits.  Provided however, Borrower will not be required to pay and discharge any such assessment, tax, charge, levy, lien or claim so long as (a) the legality of the same shall be contested in good faith by appropriate proceedings, and (b) Borrower shall have established on its books adequate reserves with respect to such contested assessment, tax, charge, levy, lien, or claim in accordance with generally accepted accounting practices.  Borrower, upon demand of Lender, will furnish to Lender evidence of payment of the assessments, taxes, charges, levies, liens and claims and will authorize the appropriate governmental official to deliver to Lender at any time a written statement of any assessments, taxes, charges, levies, liens and claims against Borrower's properties, income, or profits.

                                4.4           Payment of Costs.  Pay all costs and expenses required to satisfy the conditions of this Agreement.  Without limitation of the generality of the foregoing, Borrower will pay:

                                                4.4.1        all taxes and recording expenses, including stamp taxes, if any; and

                                                4.4.2        the reasonable fees of Lender's counsel in connection with the negotiation and preparation of this Agreement and the other Loan Documents, Lender’s Loan Fee, appraisal fee, and any and all other costs incurred by Lender in connection with the Loan.

                                4.5           No Conveyance or Encumbrance.  Except for Permitted Liens and Permitted Investments, not to sell, convey, transfer, dispose of or further encumber any of the Collateral or any part thereof or any interest therein outside of the ordinary course of business or enter into a lease covering all or any portion thereof or an undivided interest therein, either voluntarily, involuntarily or otherwise, or enter into an agreement so to do without the prior written consent of Lender being first had and obtained; provided however, Borrower may, in its discretion, cease operations at up to three restaurants during any twelve month period without the consent of Lender, and Borrower may transfer, move or dispose of any Collateral related to such restaurants, in accordance with reasonable business practices, without the consent of Lender.

                                4.6           Furnishing Notices.  Promptly furnish Lender with copies, or notify Lender in writing, of the following:

                                                4.6.1        any communication, whether written or oral, that Borrower may receive from any governmental, judicial or legal authority, giving notice of any claim or assertion that all or any of Borrower’s property fails in any respect to comply with any Governmental Requirements, or of any dispute which may exist between Borrower and any governmental, judicial or legal authority that may reasonably be construed to adversely affect Borrower of any of its property;

                                                4.6.2        any material adverse change in Borrower's financial condition or operations or in the physical condition of any of its property;

                                                4.6.3        any filings (with true copies thereof) with any Governmental Authority regarding or pursuant to any law related to hazardous materials;

                                                4.6.4        all claims made or threatened by any third party against Borrower relating to any loss or injury resulting from any hazardous materials which claims may, reasonably be construed to have a material adverse effect on Borrower or any of its property;

                                                4.6.5        any proposed or contemplated material change in the organization or management of Borrower (that could reasonably be expected to result in a violation of Section 4.11 hereof) or in the nature of its business.

                                4.7           Net Worth Ratio.  At all times, maintain a ratio of Debt to Tangible Net Worth of not less than 0.60 to 1.00.

                                4.8           Other Ratio.  Maintain a ratio, as of the end of each fiscal quarter of Borrower, as measured on a rolling four fiscal quarter basis, of (x) the sum of Borrower's annual earning before interest, taxes, depreciation and amortization expenses (but excluding any non-cash income) less dividends and distributions paid to shareholders of Borrower, to (y) the amount of current portion of long-term obligations as reflected on Borrower’s most recent balance sheet date plus the amount of the interest expense for the preceding four fiscal quarters, of 2.00 to 1.00.  Except as provided above, all computations made to determine compliance with the requirements contained in this paragraph shall be made in accordance with generally accepted accounting principles, applied on a consistent basis, and certified by Borrower as being true and correct.

                                4.9           Capital Expenditures.  Not to make Total Capital Expenditures in excess of $7,800,000.00 during the fiscal year ending December 31, 2001.

                                4.10         Total Shareholder Equity.  Maintain at all times a Tangible Net Worth in excess of $20,000,000.00.

                                4.11         Management.  Maintain executive and management personnel with substantially the same qualifications and experience as the present executive and management personnel; conduct its business affairs in a reasonable and prudent manner and in compliance with all applicable federal, state and municipal laws, ordinances, rules, and regulations respecting its properties, charters, businesses and operations, including without limitation, compliance with the Americans With Disabilities Act and with all minimum funding standards and other requirements of ERISA and other laws applicable to Borrower's employee benefits plans.

                                4.12         Continuity of Operations.  Not engage in any business activities substantially different than those in which Borrower is presently engaged, cease operations, liquidate, merge or consolidate with another company, sell all or substantially all of its assets, change its name, pay any dividends on Borrower’s stock (other than dividends payable in its stock) or purchase or retire any of Borrower’s outstanding shares or alter or amend Borrower’s capital structure other than stock repurchased under employee or consultant stock repurchase agreements.

                                4.13         Out of Debt.  Borrower agrees to maintain the outstanding principal balance of the Loan at a zero balance for at least one (1) period of thirty (30) consecutive days during the term of the Loan.

                                4.14         Recovery of Additional Costs.    If the imposition of or any change in any law, rule, regulation or guideline, or the interpretation or application of any thereof by any court or administrative or governmental authority (including any request or policy not having the force of law) shall impose, modify or make applicable any taxes (except federal, state or local income or franchise taxes imposed on Lender), reserve requirements, capital adequacy requirements or other obligations which would (A) increase the cost to Lender for extending or maintaining the credit facilities to which this Loan Agreement relates, or (B) reduce the amounts payable to Lender under this Loan Agreement or the other Loan Documents.

                5.             DEFAULT.  At the option of Lender, the following shall constitute events of default hereunder (including, if Borrower consists of more than one person, the occurrence of any of such events with respect to any one or more of said persons) (“Event of Default”):

                                5.1           Other than Borrower's failure to make any payment due under the Note when due, any default in the performance of any covenant, condition or agreement set forth herein, the Note or other documents evidencing or securing the Loan, including the Pledge Agreement of even date herewith.  If any default, other than a default arising from Borrower's failure to make any payment due under the Note when due, is curable, it may be cured (and no Event of Default will have occurred) if Borrower after receiving written notice from Lender demanding cure of such default: (1) cures the default within fifteen (15) days; or (2) if the cure requires more than fifteen (15) days, immediately initiate steps which Lender deems in Lender's reasonable discretion to be sufficient to cure the default and thereafter continue and complete all reasonable and necessary steps sufficient to produce compliance as soon as reasonably practical.

                                5.2           Borrower voluntarily suspends the transaction of business or there is an attachment, execution or other judicial seizure of any portion of Borrower's assets and such seizure is not discharged within ten (10) days.

                                5.3           Borrower becomes insolvent or unable to pay its debts as they mature or makes an assignment for the benefit of creditors.

                                5.4           Borrower files or there is filed against Borrower a petition to have Borrower adjudicated a bankrupt or a petition of reorganization or arrangement under any law relating to bankruptcy unless, in the case of a petition filed against Borrower, the same is stayed or dismissed within sixty (60) days.

                                5.5           Borrower applies for or consents to the appointment of a receiver, trustee or conservator for any portion of Borrower's property or such appointment is made without Borrower's consent and is not stayed or vacated within sixty (60) days.

                                5.6           Any representation by Borrower to Lender concerning Borrower's financial condition or credit standing or any representation or warranty contained herein proves to be materially false or misleading.

                                5.7           The failure of Borrower to make any payment within five (5) days of the date when due under the terms of the Note.

                                5.8           An event of default occurs that results in the acceleration of indebtedness of more than $250,000.00 under any loan, extension of credit or security agreement in favor of any other creditor that may, in Lender’s judgment, materially adversely affect Borrower’s ability to repay the Loan or to perform its obligations under this Agreement; provided, however, that the Event of Default under this paragraph shall be automatically cured for purposes of this Agreement upon the cure or waiver of the event of default under such other agreement.

                6.             REMEDIES.  If any of the Events of Default set forth in Paragraph 5 occur, then Lender, in addition to its other rights hereunder, may at its option, without prior demand or notice, but only after the expiration of any applicable cure periods and unless and until such default or Event of Default has been waived:

                                6.1           Declare the Note and all Advances thereunder immediately due and payable.

                                6.2           Proceed as authorized by law to satisfy the indebtedness of Borrower to Lender and in that regard, Lender shall be entitled to all of the rights, privileges and benefits contained in the other Loan Documents.

                                6.3           Cease making Advances under the Loan

                7.             GENERAL CONDITIONS.

                                7.1           No Waiver.  No delay or omission of Lender in exercising any right or power arising from any default by Borrower shall be construed as a waiver of such default or as an acquiescence therein, nor shall any single or partial exercise thereof preclude any further exercise thereof.  Lender may, at its option, waive any of the conditions herein and any such waiver shall not be deemed a waiver of Lender's rights hereunder but shall be deemed to have been made in pursuance of this Agreement and not in modification thereof.  No waiver of any Event of Default shall be construed to be a waiver of or acquiescence in or consent to any preceding or subsequent event of default.

                                7.2             No Third Party Benefits.  This Agreement is made for the sole benefit of Borrower and Lender, their successors and assigns and no other person or persons shall have any rights or remedies under or by reason of this Agreement nor shall Lender owe any duty whatsoever to any claimant to exercise any right or power of Lender hereunder or arising from any default by Borrower.

                                7.3           Notice.  All notices or demands of any kind which either party may be required or desire to serve upon the other under the terms of this Agreement shall be in writing and shall be given by personal delivery, national overnight courier, or by certified or registered United States mail, postage prepaid.  Notices addressed to Lender shall be sent to Lender at 420 Cowper Street, Palo Alto, California 94301, and notices addressed to Borrower shall be sent to the address set forth below its signature.  Notices shall be effective upon receipt or when proper delivery is refused.  In case of service by mail, notices shall be deemed complete at the expiration of the second day after the date of mailing. Either party may change its address for purposes of notice by giving notice of such change of address to the other party in accordance with the provisions of this paragraph.

                                7.4           Entire Agreement.  This Agreement, the other documents evidencing or securing the Loan constitute the entire understanding between the parties regarding the matters mentioned in or incidental to this Agreement.  The Loan Documents supersede all oral negotiations and prior writings concerning the subject matter of the Loan Documents.  This Agreement may not be modified, amended or terminated except by a written agreement signed by each of the parties hereto.

                                7.5           Documentation.  In addition to the instruments and documents mentioned or referred to herein, Borrower will, at its own cost and expense, supply Lender with such other instruments, documents, information and data as may, in Lender's opinion, be reasonably necessary for the purposes hereof, all of which shall be in form and content acceptable to Lender.

                                7.6           Borrower Information.  Subject to the confidentially provisions of Paragraph 7.12 hereof, Borrower agrees that Lender may provide any financial or other information, data or material in Lender's possession relating to Borrower, the Loan, this Agreement or Borrower’s property, to Lender's parent, affiliate, subsidiary, participants or service providers, without further notice to Borrower.

                                7.7           Not Assignable.  Neither this Agreement nor any right of Borrower to receive any sums, proceeds or disbursements hereunder, or under the Note may be assigned, pledged, hypothecated, anticipated or otherwise encumbered by Borrower without the prior written consent of Lender.  Subject to the foregoing restrictions, this Agreement shall inure to the benefit of Lender, its successors and assigns and bind Borrower, its heirs, executors, administrators, successors and assigns.

                                7.8           Time is of the Essence.  Time is hereby declared to be of the essence of this Agreement and of every part hereof.

                                7.9           Governing Law.  This Agreement (and any and all disputes between the parties arising directly or indirectly from the transaction or from the lending relationship contemplated hereunder) shall be governed by and construed in accordance with the laws of the State of California.

                                7.10         Collection Costs.  Borrower shall pay promptly to Lender without demand, with interest thereon from date of expenditure at the Default Interest rate, reasonable attorneys' fees and all costs and other expenses paid or incurred by Lender in enforcing or exercising its rights or remedies created by, connected with or provided in this Agreement.

                                7.11         Survival.  The representations, warranties and covenants herein shall survive the disbursement of the Loan and shall remain in force and effect until the Loan is paid in full.

                                7.12         Confidentiality.  Except as provided in Section 7.14, Lender will hold in confidence any confidential information it receives from the Borrower pursuant to the terms hereof, except for disclosure:  (a) to legal counsel and accountants for Lender or any assignee; (b) to other professional advisors to Lender or any assignee; (c) to regulatory officials having jurisdiction over Lender or any assignee; (d) as required by law or legal process or in connection with any legal proceeding to which Lender (or any assignee) and the Borrower are adverse parties; and (e) in connection with a disposition or proposed disposition in any or all of Lender's rights and benefits hereunder.  For purposes of this section, "confidential information" shall mean any information respecting the Borrower other than:  (i) information which is or becomes generally available to the public other than as a result of a disclosure by Lender or any assignee in violation of this section; (ii) information which becomes available to Lender or any assignee from any other source (other than the Borrower) which is not known by Lender or such assignee to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligations of confidentiality to the Borrower with respect to the information made available; and (iii) information known by Lender or any assignee on a non-confidential basis prior to its disclosure to Lender or the assignee by the Borrower.

                                7.13         Attorneys' Fees; Expenses.  Borrower agrees to pay upon demand all of Lender's costs and expenses, including Lender's reasonable attorneys' fees and Lender's legal expenses, incurred in connection with the enforcement of the Loan Documents. Lender may hire or pay someone else to help enforce the Loan Documents, and Borrower shall pay the costs and expenses of such enforcement. Costs and expenses include Lender's reasonable attorneys' fees and legal expenses whether or not there is a lawsuit, including attorneys' fees and legal expenses for bankruptcy proceedings (including efforts to modify or vacate any automatic stay or injunction), appeals, and any anticipated post-judgment collection services. Borrower also shall pay all court costs and such additional fees as may be directed by the court.

                                7.14         Consent to Loan Participation.  Borrower agrees and consents to Lender's sale or transfer, whether now or later, of one or more participation interests in the Loan to one or more purchasers, whether related or unrelated to Lender, provided that none of such purchasers are competitors of Borrower. Lender may provide, without any limitation whatsoever, to any one or more purchasers, or potential purchasers, any information or knowledge Lender may have about Borrower or about any other matter relating to the Loan, provided that such purchaser has executed a confidentiality agreement in the form proscribed in Section 7.12 hereof.  Borrower additionally waives any and all notices of sale of participation interests, as well as all notices of any repurchase of such participation interests; provided, however, Borrower shall have no obligation to such purchaser or repurchaser until it has received at least twenty (20) days written notice of such purchase or repurchase. Borrower further waives all rights of offset or counterclaim that it may have now or later against any purchaser of such a participation interest with respect to Borrower’s claims against Lender and unconditionally agrees that such purchaser may enforce Borrower's obligation under the Loan irrespective of the failure or insolvency of any holder of any interest in the Loan. Borrower further agrees that the purchaser of any such participation interests may enforce its interests irrespective of any personal claims or defenses that Borrower may have against Lender.

                                7.15         Modification of Agreement.  This Agreement may be supplemented, amended or modified only by the mutual agreement of the parties.  No supplement, amendment or modification of this Agreement shall be binding unless it is in writing and signed by both Bank and Borrower.

IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

LENDER: MID-PENINSULA BANK, a California Banking Corporation By: /S/ Jonas H. Stafford Jonas H. Stafford Its: Senior Vice-President	BORROWER: FRESH CHOICE, INC., a Delaware corporation By: /S/ David E. Pertl Its: Senior Vice President and CFO Address: 485 Cochrane Circle Morgan Hill, CA 95037